Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated May 3, 2011

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Agriculture Exchange
Traded Notes
[GRAPHIC OMITTED]

Description

The PowerShares DB Agriculture Double Long Exchange Traded Note (Symbol: DAG),
PowerShares DB Agriculture Long Exchange Traded Note (Symbol: AGF), PowerShares
DB Agriculture Short Exchange Traded Note (Symbol: ADZ) and PowerShares DB
Agriculture Double Short Exchange Traded Note (Symbol: AGA) (collectively, the
"PowerShares DB Agriculture ETNs") are the first exchange-traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of the agriculture sector.

All of the PowerShares DB Agriculture ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index -- Optimum Yield AgricultureTM,
which is intended to track the long or short performance of the underlying futures contracts relating to corn, wheat, soybeans and sugar.

Investors can buy and sell the PowerShares DB Agriculture ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may redeem the PowerShares DB Agriculture ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Index History(1)
[GRAPHIC OMITTED]

Source: DB / Bloomberg

Index Weights
 As Of: 02-May-2011
  Contract             Contract Expiry Date Weight %
  Corn                    14-Dec-2011         28.91
  Wheat                    14-Jul-2011        23.61
  Soybeans                14-Nov-2011         27.34
  Sugar #11                30-Jun-2011        20.14

DB Agriculture ETN and Index Data    (1)IETN performance figures are based on repurchase value.
                                     Repurchase value is the current principal amount x applicable index
DB Agriculture ETN Symbols           factor x fee factor. See the prospectus for more complete
                                     information. Index history is for illustrative purposes only and does
Agriculture Double Short     AGA     not represent actual PowerShares DB Agriculture ETN performance.
                                     The inception date of the Deutsche Bank Liquid Commodity Index --
                                     Optimum Yield AgricultureTM is July 12, 2006. ETN Performance is
Agriculture Double Long      DAG     based on a combination of the monthly returns from the Deutsche
                                     Bank Liquid Commodity Index -- Optimum Yield Agriculture Excess
Agriculture Short            ADZ     ReturnTM (the "Agriculture Index") plus the monthly returns from the
                                     DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per
Agriculture Long             AGF     the formula applied to the PowerShares DB Agriculture ETNs, less the investor fee. The T-Bill Index is intended to approximate the
Details                              returns from investing in 3-month United States Treasury bills on a rolling basis.
ETN price at initial listing $25.00  Index history does not reflect any transaction costs or expenses.
                                     Indexes are unmanaged, and you cannot invest directly in an index.
Inception date               4/14/08 PAST PERFORMANCE DOES NOT GUARANTEE FUTURE
                                     RESULTS.
Maturity date                4/1/38  (2)The PowerShares DB Agriculture ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the
                                     amount due on the PowerShares DB Agriculture ETNs is

AGA Financial Details

Ticker: AGA
Last Update          03-May-2011
                     01:30 PM
Price                17.06
AGA Index Level*     111.85412
Indicative Intra-day 17.05
Value **
Last end of day      17.22737
Value ***
Last date for end    02-May-2011
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the AGA
*** Last end of day AGA RP

DAG Financial Details

Ticker: DAG
Last Update          03-May-2011
                     01:30 PM
Price                14.20
DAG Index Level*     111.85412
Indicative Intra-day 14.31
Value **
Last end of day      14.16003
Value ***
Last date for end    02-May-2011
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the DAG
*** Last end of day DAG RP

ADZ Financial Details

Ticker: ADZ
Last Update          03-May-2011
                     01:30 PM
Price                23.16
ADZ Index Level*     111.85412
Indicative Intra-day 23.11
Value **
Last end of day      23.23674
Value ***
Last date for end    02-May-2011
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the DGP
*** Last end of day ADZ RP

AGF Financial Details

Ticker: AGF
Last Update          03-May-2011
                     01:30 PM
Price                35.58
AGF Index Level*     111.85412
Indicative Intra-day 21.12
Value **
Last end of day      21.00406
Value ***
Last date for end    02-May-2011
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the AGF
*** Last end of day AGF RP

Contact Information

Any questions please call
1-877-369-4617

Yearly investor fee      0.75%
Listing exchange         NYSE Arca
Index symbol             DBLCYEAG
CUSIP symbols
Agriculture Double Long  25154H558
Agriculture Long         25154H533
Agriculture Short        25154H541
Agriculture Double Short 25154H566

Intraday Intrinsic Value Symbols

Agriculture Double Short AGAIV
Agriculture Double Long  DAGIV
Agriculture Short        ADZIV
Agriculture Long         AGFIV

Risks(2)
    Non-principal protected
    Leveraged losses
    Subject to an investor fee
    Limitations on repurchase
    Concentrated exposure to
    agricultural
    commodities

Benefits
    Leveraged and short notes
    Relatively Low Cost
    Intraday access
    Listed
    Transparent
    Tax treatment(3)

Issuer Details

Deutsche Bank AG, London Branch
Long-term Unsecured Obligations (2)

dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares
DB Agriculture ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Agriculture
ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the
PowerShares DB Agriculture ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Agriculture ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Agriculture ETNs is zero, your Investment will expire worthless.

The PowerShares DB Agriculture Double Long ETN and PowerShares DB Agriculture
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The PowerShares DB Agriculture ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of
PowerShares DB Agriculture ETNs that you may repurchase directly from Deutsche
Bank AG, London Branch, as specified in the applicable pricing supplement.
Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Agriculture ETNs.
Sales in the secondary market may result in losses.

The PowerShares DB Agriculture ETNs are concentrated in agriculture commodity futures contracts. The market value of the PowerShares DB Agriculture ETNs may be influenced by many unpredictable factors, including, among other things, volatile agriculture prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares
DB Agriculture ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

(3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:

The PowerShares DB Agriculture ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. The
ETNS are not designed to be long-term investments and may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Agriculture ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the PowerShares DB Agriculture
ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The
PowerShares DB Agriculture ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the PowerShares DB
ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment.
Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

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